A Diversified Media and Communications Company

333 WEST STATE STREET	PO BOX 661	MILWAUKEE, WI 53201-0661

EXHIBIT     99

For more information:
Andre Fernandez
Executive Vice President, Finance & Strategy
and Chief Financial Officer
414-224-2884

Journal Communications Extends Credit Facility through 2013

MILWAUKEE, WI – August 18, 2010 – Journal Communications Inc. (NYSE:JRN) announced today that it has successfully amended its revolving credit facility and extended its maturity date.

The amendment provides for a revolving credit facility with aggregate commitments of $299 million, $74 million of which matures on June 2, 2011 and $225 million of which matures on December 2, 2013.   It also includes a revised leverage covenant ratio of 3.5x, among other changed terms, and is secured by liens on certain Journal assets and the assets of Journal subsidiaries.  Additional information concerning the revised financial covenants, pricing and other changes to the credit facility can be found in the Company’s Form 8K filed today with the Securities and Exchange Commission.

“We are pleased to have completed this amendment, which has enabled us to extend the maturity of our credit facility by an additional 2 ½ years, while providing us with sufficient financial flexibility to operate our business, pay down debt and opportunistically grow our company. We appreciate the bank group's continued support,” said Steven J. Smith, Chairman and Chief Executive Officer of Journal Communications.

Forward-looking StatementsThis press release contains certain forward-looking statements related to our businesses that are based on our current expectations.  Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements.  All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.  Our written policy on forward-looking statements can be found in our most recent Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882.  We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services.  We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin and Florida.  We own and operate 33 radio stations and 13 television stations in 12 states and operate an additional television station under a local marketing agreement.  Our interactive media assets build on our strong publishing and broadcasting brands.  We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material.

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